Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS THIRD QUARTER 2021 RESULTS

Total Revenues of $1.2 billion, up 13% Pro Forma1,
Acima Segment GMV of over $500 million, up 19% Pro Forma1
Rent-A-Center Business Segment Same-Store-Sales up 12%
Diluted EPS of $0.31; Non-GAAP Diluted EPS of $1.52
Repurchased $80 million of common stock year-to-date through October, including
$20 million in the third quarter
__________________________________________________________
Plano, Texas, November 3, 2021 - Rent-A-Center, Inc. (the "Company" or "Rent-A-Center") (NASDAQ:RCII) today announced results for the quarter ended September 30, 2021.

"I am pleased to say we had a productive third quarter, delivering strong top line results despite the impact on consumers from the wind down of government COVID-19 relief programs and the global supply chain disruptions. On the strategic front, we made substantial progress toward our long-term objectives, with the Acima FinTech Ecosystem rollout showing early promise and the Rent-A-Center Business advancing its best-in-class omnichannel functionality,” said Mitch Fadel, Chief Executive Officer.

“Today’s consumers are increasingly seeking innovative and disruptive solutions, like frictionless mobile commerce, financial services super-apps, and buy-now-pay-later, that work for them rather than for the benefit of the established system. As one of the most inclusive, flexible, and affordable payment options available, we believe Lease-to-Own is in the early stages of a transformation that will see significant additional consumer adoption over the next few years, especially when enabled with new technology like the Acima Ecosystem."

“With significant scale in Lease-to-Own and a revolutionary digital commerce platform, the Company is executing on a long-term strategic plan that we believe will drive growth, expand our customer base, and create shareholder value for years to come. Given the strong fundamentals we are seeing and the progress we are making against strategic objectives, we remain confident that the Company will achieve $6 billion of revenue with mid-teens adjusted EBITDA margin by the end of 2023,” concluded Mr. Fadel.

Third Quarter Consolidated Results

•Third quarter 2021 consolidated revenues of $1.2 billion increased 65.9% year-over-year, primarily led by the acquisition of Acima Holdings, LLC (the "Acima Acquisition"), which closed in the first quarter of 2021. On a pro-forma1 basis, revenues grew 13% led by organic growth in the Acima and Rent-A-Center Business segments.

•GAAP operating profit for the third quarter of 2021 was $67.1 million compared to $80.2 million in the prior year period. GAAP net income for the third quarter of 2021 was $21.3 million and included $82.5 million of costs, net of tax, relating to special items described below, compared to $64.0 million of GAAP net income, including $6.4 million of gains relating to special items in the prior year period.

•Adjusted EBITDA in the third quarter of 2021 was $170.2 million and increased 4.1% year-over-year on a pro-forma basis1, with revenue growth partially offset by higher operating costs. Adjusted EBITDA margin was 14.4% in the third quarter of 2021 compared to 15.7% in the prior year period on a pro-forma1 basis, with the margin decline primarily attributable to a normalization in customer payment activity and loss rates from the wind down of government stimulus, supply chain disruptions, and a mix shift to the high growth Acima business.

•GAAP diluted earnings per share for the third quarter of 2021 was $0.31 compared to $1.15 in the prior year period. Non-GAAP diluted earnings per share, which exclude the impact of special items described below, for the third quarter of 2021 was $1.52 compared to $1.04 in the prior year period.

•For the nine months ended September 30, 2021, the Company generated $326.2 million of cash from operations, and ended the third quarter of 2021 with $158.8 million of cash and cash equivalents, $1.3 billion of debt outstanding, $622 million of liquidity including $464 million of undrawn revolving credit availability, and a pro-forma net debt to Adjusted EBITDA ratio of 1.7 times.

•During the third quarter of 2021, the Company returned $38 million of cash to shareholders through a combination of $18 million in dividends and $20 million in share repurchases. Year-to-date through October, the Company has repurchased $80 million of common stock at an average price of $56.01 per share. At the end of October the Company had approximately $170 million remaining on its current share repurchase authorization.
Third Quarter Segment Highlights

Acima Segment: Third quarter 2021 revenues of $623.5 million increased 209% year-over-year primarily due to the Acima Acquisition. On a pro-forma1 basis, revenues increased 17% and GMV increased 19% year-over-year, due to an increased number of merchants and active customers. Skip/stolen losses were 9.3% of revenue in the third quarter of 2021, or 8.7% after adjusting for incremental losses attributable to the conversion of Preferred Lease locations to the Acima platform. In the prior year period Skip/Stolen losses were 11.3% of revenue, or 8.4% on a pro-forma basis. On a GAAP basis, segment operating profit was $51.9 million with operating profit margin of 8.3% in the third quarter of 2021, compared to $16.1 million and 8.0% in the prior year period. Adjusted EBITDA was $86.5 million with Adjusted EBITDA margin of 13.9% in the third quarter of 2021, compared to $88.1 million and 16.5% in the prior year period on a pro-forma1 basis. The year-over-year decline in Adjusted EBITDA is primarily attributable to a faster than expected normalization of customer payment activity that resulted from the wind down of government stimulus programs. Customer payment activity improved in October as the Company's collection operation ramped up employee count to better service leases in a more normalized environment.

Rent-A-Center Business Segment: Third quarter 2021 revenues of $501.0 million increased 5.6% year-over-year, primarily due to a 12.3% increase in same store sales revenue, including 9% growth in e-commerce sales and strong lease portfolio performance, partially offset by the impact of refranchising approximately 100 stores in California in the fourth quarter of 2020. Skip/stolen losses were 3.4% of revenue in the third quarter of 2021, which is consistent with recent historical trends prior to effects of government support programs related to COVID-19, compared to 2.0% in the prior year period. On a GAAP basis, segment operating profit was $109.3 million with operating profit margin of 21.8% in the third quarter of 2021, compared to $100.0 million and 21.1% in the prior year period. Adjusted EBITDA was $114.6 million and increased $9.0 million year-over-year. Adjusted EBITDA margin was 22.9% in the third quarter of 2021 compared to 22.3% in the prior year period. Both the segment operating profit and Adjusted EBITDA increases were driven primarily by higher revenues, partially offset by higher loss rates and higher labor expense. At September 30, 2021, the Rent-A-Center Business segment had 1,842 company-operated locations.

Franchising Segment: Third quarter 2021 revenues of $40.9 million increased 70.7% year-over-year, primarily due to higher store count, as a result of the Company refranchising approximately 100 California stores during 2020 and higher inventory purchases by franchisees. Segment operating profit, on a GAAP basis, and Adjusted EBITDA were $4.8 million in the third quarter and increased $1.7 million year-over-year. At September 30, 2021, there were 465 franchise-operated locations.

Mexico Segment: Third quarter 2021 revenues of $15.9 million increased 18.5% year-over-year on a constant currency basis. Segment operating profit, on a GAAP basis, and Adjusted EBITDA were $2.4 million in the third quarter and increased $0.6 million year-over-year. At September 30, 2021, the Mexico business had 122 company-operated locations.

Corporate Segment: Third quarter 2021 expenses increased $3.1 million year-over-year, or approximately 7%, primarily reflecting the investments we have been making in talent to support our growth initiatives.

Key Operating Metrics
Gross Merchandise Volume (GMV): The Company defines Gross Merchandise Volume as the retail value in U.S. dollars of merchandise acquired by the Company that is leased to customers through a transaction that occurs within a defined period, net of cancellations. The Company has transitioned from using Invoice Volume to GMV as a key metric to better reflect the increasing digital nature of its business as a result of the Acima Acquisition.

1) The disclosed pro forma results and metrics in this release and the Company's related earnings conference call represent estimated financial results and metrics as if the acquisition of Acima had been completed on January 1, 2020. The pro forma results and metrics may not necessarily reflect the actual results of operations or metrics that would have been achieved had the acquisition been completed on January 1, 2020, nor are they necessarily indicative of future results of operations or metrics.
SAME STORE SALES
(Unaudited)

Table 1
Period	Rent-A-Center Business	Mexico
Three Months Ended September 30, 2021 (1)	12.3%	15.3%
Three Months Ended June 30, 2021 (1)	16.6%	21.6%
Three Months Ended September 30, 2020 (1)	12.9%	4.3%
Note: Same store sale methodology - Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis as a percentage of total revenue earned in stores of the segment during the indicated period. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 30th full month following account transfer.
(1) Due to the COVID-19 pandemic and related temporary store closures, all 32 stores in Puerto Rico were excluded starting in March 2020 and will remain excluded for 18 months.

Full Year 2021 Guidance
The Company is updating its 2021 financial outlook to reflect recent developments in customer payment activity caused by the expiration of government programs related to COVID-19 and the supply chain disruptions.
The Company's updated outlook for consolidated revenues and Non-GAAP diluted earnings per share remains within the range that the Company provided on August 4, 2021, when it increased its previous full year 2021 guidance.

Table 2
2021 Guidance
Consolidated (1)
Revenues ($'s billion)	$4.550 - $4.640
Adjusted EBITDA (2) ($'s million)	$645 - $675
Non-GAAP Diluted earnings per share (2)(4)	$5.90 - $6.15
Free cash flow (2) ($'s million)	$280 - $320

Acima Segment (3)
Revenues ($'s billion)	$2.320 - $2.380
Adjusted EBITDA (2) ($'s million)	$300 - $320

Rent-A-Center Business Segment
Revenues ($'s billion)	$2.020 - $2.060
Adjusted EBITDA (2) ($'s million)	$480 - $500
(1) Consolidated includes Acima, Rent-A-Center Business, Franchising, Mexico and Corporate Segments.
(2) Non-GAAP financial measure. See descriptions below in this release. Because of the inherent uncertainty related to the special items identified in the tables below, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort.
(3) Acima Segment refers to the historical Preferred Lease Segment and newly acquired Acima business as of the acquisition date.
(4) Non-GAAP diluted earnings per share excludes the impact of incremental depreciation and amortization related to the estimated fair value of acquired Acima assets, stock compensation expense associated with the Acima Acquisition equity consideration subject to vesting conditions, and one-time transaction and integration costs related to the Acima Acquisition. Guidance excludes the impact of future share repurchases.

Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the third quarter results, guidance and other operational matters on the morning of Thursday, November 4, 2021, at 8:30 a.m. ET. For a live webcast of the call, visit https://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Residents of the United States and Canada can listen to the call by dialing (800) 399-0012. International participants can access the call by dialing (404) 665-9632.
About Rent-A-Center, Inc.
Rent-A-Center, Inc. (NASDAQ: RCII) is a leading provider of technology driven, flexible, no debt obligation leasing solutions that offer underserved consumers access to and potential ownership of high-quality durable goods that enhance the quality of life. The Company’s omnichannel model utilizes proprietary data and technology to facilitate transactions across a wide range of retail channels including its own Acima virtual lease-to-own platform, Rentacenter.com, e-commerce partner platforms, partner retail stores, and Rent-A-Center branded stores. For additional information about the Company, please visit our website Rentacenter.com or Investor.rentacenter.com.

Forward Looking Statements
This press release and the guidance above and the Company's related conference call contain forward-looking statements that involve risks and uncertainties. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "maintain," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology and including, among others, statements concerning (i) the Company's guidance for 2021 and future outlook, (ii) the potential continuing effects of the pandemic of the respiratory disease caused by a novel coronavirus ("COVID-19") on the Company's business operations, financial performance, and prospects, (iii) the future business prospects and financial performance of the Company following the closing of the Company's acquisition of Acima Holdings, LLC ("Acima Holdings"), (iv) cost and revenue synergies and other benefits expected to result from the Acima Holdings acquisition, (v) planned technologies and other enhancements to the Company's lease-to-own solutions for consumers and retailers, (vi) the Company's expectations, plans and strategy relating to its capital structure and capital allocation, including any share repurchases under the Company's share repurchase program, and (vii) other statements regarding the Company's strategy and plans and other statements that are not historical facts. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially and adversely from such statements. Factors that could cause or contribute to these differences include, but are not limited to: (1) risks relating to the Acima Acquisition, including (i) the possibility that the anticipated benefits from the Acima Acquisition may not be fully realized or may take longer to realize than expected, (ii) the possibility that costs, difficulties or disruptions related to the integration of Acima Holdings operations into the Company's other operations will be greater than expected, (iii) the Company's ability to (A) effectively adjust to changes in the composition of the Company's offerings and product mix as a result of acquiring Acima Holdings and continue to maintain the quality of existing offerings and (B) successfully introduce other new product or service offerings on a timely and cost-effective basis, and (iv) changes in the Company's future cash requirements as a result of the Acima Acquisition, whether caused by unanticipated increases in capital expenditures or working capital needs, unanticipated liabilities or otherwise; (2) the Company's ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies; (3) the impact of the COVID-19 pandemic and related government and regulatory restrictions issued to combat the pandemic, including adverse changes in such restrictions, and impacts on (i) demand for the Company's lease-to-own products offered in the Company's operating segments, (ii) the Company's Acima retail partners, (iii) the Company's customers and their willingness and ability to satisfy their lease obligations, (iv) the Company's suppliers' ability to satisfy its merchandise needs and related supply chain disruptions, (v) the Company's employees, including the ability to adequately staff its operating locations, (vi) the Company's financial and operational performance, and (vii) the Company's liquidity; (4) the general strength of the economy and other economic conditions affecting consumer preferences and spending, including the availability of credit to the Company's target consumers; (5) factors affecting the disposable income available to the Company's current and potential customers; (6) changes in the unemployment rate; (7) capital market conditions, including availability of funding sources for the Company; (8) changes in the Company's credit ratings; (9) difficulties encountered in improving the financial and operational performance of the Company's business segments; (10) risks associated with pricing changes and strategies being deployed in the Company's businesses; (11) the Company's ability to continue to realize benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements; (12) the Company's ability to continue to effectively execute its strategic initiatives, including mitigating risks associated with any potential mergers and acquisitions, or re-franchising opportunities; (13) failure to manage the Company's store labor and other store expenses, including merchandise losses; (14) disruptions caused by the operation of the Company's store information management systems or disruptions in the systems of the Company's host retailers; (15) risks related to the Company's virtual lease-to-own business, including the Company's ability to continue to develop and successfully implement the necessary technologies; (16) the Company's ability to achieve the benefits expected from its integrated virtual and staffed retail partner offering and to successfully grow this business segment; (17) exposure to potential operating margin degradation due to the higher cost of merchandise in the Company's Acima offering and higher merchandise losses; (18) the Company's transition to more-readily scalable, “cloud-based” solutions; (19) the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; (20) the Company's ability to protect its proprietary intellectual property; (21) disruptions in the Company's supply chain; (22) limitations of, or disruptions in, the Company's distribution network; (23) rapid inflation or deflation in the prices of the Company's products; (24) the Company's ability to execute and the effectiveness of store consolidations, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; (25) the Company's available cash flow and its ability to generate sufficient cash flow to continue paying dividends; (26) increased competition from traditional competitors, virtual lease-to-own competitors, online retailers, Buy-Now-Pay-Later and other Fintech companies and other competitors, including subprime lenders; (27) the Company's ability to identify and successfully market products and services that appeal to its current and future targeted customer segments and to accurately estimate the size of the total addressable market; (28) consumer preferences and perceptions of the Company's brands; (29) the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; (30) the Company's ability to enter into new, and collect on, its rental or lease purchase agreements; (31) changes in the enforcement of existing laws and regulations and the enactment of new laws and regulations adversely affecting the Company's business, including any legislative or regulatory enforcement efforts that seek to re-characterize store-based or virtual lease-to-own transactions as credit sales and to apply consumer credit laws and regulations to the Company's business; (32) the Company's compliance with applicable statutes or regulations governing its businesses; (33) the impact of any additional social unrest such as that experienced in 2020 or otherwise, and resulting damage to the Company's inventory or other assets and potential lost revenues; (34) changes in interest rates; (35) changes in tariff policies; (36) adverse changes in the economic conditions of the industries, countries or markets that the Company serves; (37) information technology and data security costs; (38) the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers, employees and retail partners; (39) changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; (40) changes in the Company's effective tax rate; (41) fluctuations in foreign currency exchange rates; (42) the Company's ability to maintain an effective system of internal controls, including in connection with the integration of Acima; (43) litigation or administrative proceedings to which the Company is or may be a party to from time to time; and (44) the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2020 and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investors:
Rent-A-Center, Inc.
Brendan Metrano
VP, Investor Relations
972-801-1280
brendan.metrano@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

Table 3	Three Months Ended September 30,
(In thousands, except per share data)	2021	2020
Revenues
Store
Rentals and fees	$930,849	$579,573
Merchandise sales	192,016	91,233
Installment sales	17,028	16,580
Other	1,082	844
Total store revenues	1,140,975	688,230
Franchise
Merchandise sales	33,671	19,069
Royalty income and fees	6,622	4,716
Total revenues	1,181,268	712,015
Cost of revenues
Store
Cost of rentals and fees	344,623	167,027
Cost of merchandise sold	228,024	95,177
Cost of installment sales	6,291	5,713
Total cost of store revenues	578,938	267,917
Franchise cost of merchandise sold	33,570	19,070
Total cost of revenues	612,508	286,987
Gross profit	568,760	425,028
Operating expenses
Store expenses
Labor	163,945	150,493
Other store expenses	189,553	140,818
General and administrative expenses	45,958	41,576
Depreciation and amortization	13,835	13,810
Other charges (gains)	88,323	(1,856)
Total operating expenses	501,614	344,841
Operating profit	67,146	80,187
Debt refinancing charges	6,839	—
Interest expense	19,742	3,350
Interest income	(30)	(152)
Earnings before income taxes	40,595	76,989
Income tax expense	19,328	12,959
Net earnings	$21,267	$64,030
Basic weighted average shares	58,267	53,985
Basic earnings per common share	$0.36	$1.19
Diluted weighted average shares	68,194	55,606
Diluted earnings per common share	$0.31	$1.15

Rent-A-Center, Inc. and Subsidiaries

SELECTED BALANCE SHEETS HIGHLIGHTS - UNAUDITED

Table 4	September 30,
(In thousands)	2021	2020
Cash and cash equivalents	$158,830	$227,398
Receivables, net	131,930	75,471
Prepaid expenses and other assets	51,480	40,172
Rental merchandise, net
On rent	1,121,038	680,955
Held for rent	147,755	119,903
Operating lease right-of-use assets	298,263	280,845
Goodwill	332,210	70,217
Total assets	3,053,670	1,667,565

Operating lease liabilities	$300,410	$283,784
Senior debt, net	846,060	190,599
Senior notes, net	435,497	—
Total liabilities	2,199,591	1,125,228
Stockholders' equity	854,079	542,337

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 5	Three Months Ended September 30,
(In thousands)	2021	2020
Revenues
Rent-A-Center Business	$500,986	$474,223
Acima	623,445	201,659
Mexico	15,917	12,159
Franchising	40,920	23,974
Total revenues	$1,181,268	$712,015

Table 6	Three Months Ended September 30,
(In thousands)	2021	2020
Gross profit
Rent-A-Center Business	$356,590	$332,742
Acima	193,527	78,727
Mexico	11,293	8,655
Franchising	7,350	4,904
Total gross profit	$568,760	$425,028

Table 7	Three Months Ended September 30,
(In thousands)	2021	2020
Operating profit
Rent-A-Center Business	$109,272	$99,950
Acima	51,884	16,073
Mexico	2,285	1,724
Franchising	4,816	3,146
Total segments	168,257	120,893
Corporate	(101,111)	(40,706)
Total operating profit	$67,146	$80,187

Table 8	Three Months Ended September 30,
(In thousands)	2021	2020
Depreciation and amortization
Rent-A-Center Business	$4,792	$4,926
Acima	570	541
Mexico	130	104
Franchising	24	15
Total segments	5,516	5,586
Corporate	8,319	8,224
Total depreciation and amortization	$13,835	$13,810

Table 9	Three Months Ended September 30,
(In thousands)	2021	2020
Capital expenditures
Rent-A-Center Business	$6,637	$5,721
Acima	276	20
Mexico	478	116
Total segments	7,391	5,857
Corporate	13,084	1,950
Total capital expenditures	$20,475	$7,807

Table 10	On lease at September 30,		Held for lease at September 30,
(In thousands)	2021	2020	2021	2020
Lease merchandise, net
Rent-A-Center Business	$442,578	$417,212	$139,441	$112,176
Acima	659,534	249,266	858	1,969
Mexico	18,926	14,477	7,456	5,758
Total lease merchandise, net	$1,121,038	$680,955	$147,755	$119,903

Table 11	September 30,
(In thousands)	2021	2020
Assets
Rent-A-Center Business	$1,006,779	$916,894
Acima	1,525,741	337,752
Mexico	39,288	33,957
Franchising	16,151	12,044
Total segments	2,587,959	1,300,647
Corporate	465,711	366,918
Total assets	$3,053,670	$1,667,565

Non-GAAP Financial Measures
This release and the Company's related conference call contain certain financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (GAAP), including (1) Non-GAAP diluted earnings per share (net earnings, as adjusted for special items (as defined below), net of taxes, divided by the number of shares of our common stock on a fully diluted basis), (2) Adjusted EBITDA (net earnings before interest, taxes, depreciation and amortization, as adjusted for special items) on a consolidated and segment basis and (3) Free Cash Flow (net cash provided by operating activities less capital expenditures). “Special items” refers to certain gains and charges we view as extraordinary, unusual or non-recurring in nature and which we believe do not reflect our core business activities. For the periods presented herein, these special items are described in the quantitative reconciliation tables included below in this release. Because of the inherent uncertainty related to the special items, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort.
These non-GAAP measures are additional tools intended to assist our management in comparing our performance on a more consistent basis for purposes of business decision-making by removing the impact of certain items management believes do not directly reflect our core operations. These measures are intended to assist management in evaluating operating performance and liquidity, comparing performance and liquidity across periods, planning and forecasting future business operations, helping determine levels of operating and capital investments and identifying and assessing additional trends potentially impacting our Company that may not be shown solely by comparisons of GAAP measures. Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.
We believe these non-GAAP financial measures also provide supplemental information that is useful to investors, analysts and other external users of our consolidated financial statements in understanding our financial results and evaluating our performance and liquidity from period to period. However, non-GAAP financial measures have inherent limitations and are not substitutes for or superior to, and they should be read together with, our consolidated financial statements prepared in accordance with GAAP. Further, because non-GAAP financial measures are not standardized, it may not be possible to compare such measures to the non-GAAP financial measures presented by other companies, even if they have the same or similar names.

Reconciliation of net earnings to net earnings excluding special items and non-GAAP diluted earnings per share:

Table 12	Three Months Ended September 30, 2021
(In thousands)	Gross Profit	Operating Profit	Earnings Before Income Taxes	Tax Expense	Net Earnings	Diluted Earnings per Share
GAAP Results	$568,760	$67,146	$40,595	$19,328	$21,267	$0.31
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Acima equity consideration vesting	—	42,829	42,829	6,383	36,446	0.53
Acima acquired assets depreciation and amortization (1)	888	34,121	34,121	5,086	29,035	0.43
Legal settlement reserves	—	7,250	7,250	1,081	6,169	0.09
Acima integration costs	—	3,958	3,958	590	3,368	0.05
Hurricane impacts	—	654	654	97	557	0.01
Acima transaction costs	—	225	225	34	191	—
State tax audit assessment reserves	—	161	161	24	137	—
Store closure costs	—	13	13	2	11	—
Debt refinancing charges	—	—	6,839	1,019	5,820	0.09
Discrete income tax items	—	—	—	(792)	792	0.01
Non-GAAP Adjusted Results	$569,648	$156,357	$136,645	$32,852	$103,793	$1.52
(1)Includes amortization of approximately $29.3 million related to the total fair value of acquired intangible assets, incremental depreciation of approximately $4.0 million related to the fair value increase over net book value for acquired software assets, and a depreciation adjustment of approximately $0.9 million related to a step-up of estimated fair value under net book value for acquired lease merchandise.

Table 13	Three Months Ended September 30, 2020
(In thousands)	Gross Profit	Operating Profit	Earnings Before Income Taxes	Tax Expense	Net Earnings	Diluted Earnings per Share
GAAP Results	$425,028	$80,187	$76,989	$12,959	$64,030	$1.15
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Legal settlement reserves	—	(2,800)	(2,800)	(777)	(2,023)	(0.02)
Store closure costs	—	388	388	108	280	—
Asset disposals	—	314	314	87	227	—
Cost savings initiatives	—	109	109	30	79	—
Nationwide protest impacts	—	101	101	28	73	—
COVID-19 impacts	—	32	32	9	23	—
Discrete income tax items	—	—	—	5,064	(5,064)	(0.09)
Non-GAAP Adjusted Results	$425,028	$78,331	$75,133	$17,508	$57,625	$1.04

Reconciliation of operating profit to Adjusted EBITDA (consolidated and by segment):

Table 14	Three Months Ended September 30, 2021
(In thousands)	Rent-A-Center Business	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$109,272	$51,884	$2,285	$4,816	$(101,111)	$67,146
Plus: Amortization, Depreciation	4,792	570	130	24	8,319	13,835
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Acima equity consideration vesting	—	—	—	—	42,829	42,829
Acima acquired assets depreciation and amortization (1)	—	30,150	—	—	3,971	34,121
Legal settlement reserves	—	—	—	—	7,250	7,250
Acima integration costs	—	3,699	—	—	259	3,958
Hurricane impacts	506	148	—	—	—	654
Acima transaction costs	—	—	—	—	225	225
State tax audit assessment reserves	—	—	—	—	161	161
Store closure costs	13	—	—	—	—	13
Adjusted EBITDA	$114,583	$86,451	$2,415	$4,840	$(38,097)	$170,192
(1)Includes amortization of approximately $29.3 million related to the total fair value of acquired intangible assets, incremental depreciation of approximately $4.0 million related to the fair value increase over net book value for acquired software assets, and a depreciation adjustment of approximately $0.9 million related to a step-up of estimated fair value under net book value for acquired lease merchandise.

Table 15	Three Months Ended September 30, 2020
(In thousands)	Rent-A-Center Business	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$99,950	$16,073	$1,724	$3,146	$(40,706)	$80,187
Plus: Amortization, Depreciation	4,926	541	104	15	8,224	13,810
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Legal settlement	—	—	—	—	(2,800)	(2,800)
Store closure costs	385	—	3	—	—	388
Asset disposals	314	—	—	—	—	314
Cost savings initiatives	(41)	34	—	—	116	109
Nationwide protest impacts	101	—	—	—	—	101
COVID-19 impacts	(74)	—	—	—	106	32
Adjusted EBITDA	$105,561	$16,648	$1,831	$3,161	$(35,060)	$92,141

Reconciliation of net cash provided by operating activities to free cash flow:

Table 16	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
Net cash provided by operating activities	$75,686	$41,507	$326,204	$296,226
Purchase of property assets	(20,475)	(7,807)	(45,876)	(22,557)
Hurricane insurance recovery proceeds	—	—	—	158
Free cash flow	$55,211	$33,700	$280,328	$273,827

Proceeds from sale of stores	3	9	3	196
Acquisitions of businesses	—	(700)	(1,273,542)	(700)
Free cash flow including acquisitions and divestitures	$55,214	$33,009	$(993,211)	$273,323